UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2011

MWI VETERINARY SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

651 S. Stratford Drive, Suite 100, Meridian, ID   83642

(Address of principal executive offices)   (Zip Code)

(208) 955-8930

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

MWI Veterinary Supply, Inc. (“MWI”) and Pfizer, Inc. (“Pfizer”) have entered into the following agreements:

•	2011 Livestock Products Distribution Agreement (the “Livestock Agreement”) effective January 1, 2011, which was delivered by Pfizer to MWI on March 14, 2011,

•	2011 Strategic Brands Distribution Agreement, effective January 1, 2011, which was delivered by Pfizer to MWI on March 14, 2011.

Under the Livestock Agreement, MWI is entitled to distribute Pfizer’s livestock products to customers in the livestock field.  The Livestock Agreement has the same financial terms as the 2010 Livestock Products Distribution Agreement which includes a fee for logistics services.  MWI is required to maintain sufficient inventory levels to meet customer demand and to store products in accordance with their respective label instructions.  The Livestock Agreement expires on December 31, 2011 and may be terminated by either party with or without cause upon 30 days prior written notice, and either party may terminate the agreement immediately upon written notice for material breach of the contract.

Under the 2011 Strategic Brands Distribution Agreement (“Strategic Brands Agreement”), MWI is entitled to distribute the Rimadyl, Clavamox and Simplicef products offered by Pfizer.  Under the Strategic Brands Agreement, MWI is entitled to receive certain service incentives and rebates.  MWI is required to maintain sufficient staffing levels of sales representatives and store and handle inventory under appropriate conditions that will maintain the quality and integrity of the products.  The agreement expires on December 31, 2012 and may be terminated by Pfizer with or without cause upon 30 days prior written notice, and either party may terminate the agreement immediately upon written notice for material breach of the contract.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                MWI VETERINARY SUPPLY, INC.
Date: March 18, 2011	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President and Chief Financial Officer